January 14, 1997





Mr. Frank McPherson
Kerr-McGee Corporation
Oklahoma City, Oklahoma  73102

Dear Mr. McPherson:

        Kerr-McGee Corporation (the "Company") has requested, and you have agreed, to provide consulting services in Oklahoma City following your retirement as chairman of the company. This letter sets forth our agreement regarding such services and shall become effective February 1, 1997. Our agreement shall continue for two years and may be extended, at the option of the Company, for one additional year.

        During the term of this agreement, you will perform such consulting duties on such matters as are determined by the Chief Executive officer of the Company (the "CEO"). You will render such services for the CEO at such time or times as may be mutually convenient to you and the CEO.

        The Company will pay you for your services at an annual rate of $300,000.00 payable in equal monthly installments. You will also be reimbursed for the expenses you incur performing your duties hereunder, in accordance with applicable Company policy. During the term of this agreement, the Company, at its sole cost, shall also provide you with life insurance coverage at least equal to the coverage currently provided under the Company's group life insurance plan. The Company will also provide you with such support services as are reasonably necessary for you to perform such duties.

        In the event of a Change of Control of the Company (as defined in that certain Change of Control Agreement dated December 31, 1992 between you and the Company), all amounts which are to be paid to you hereunder shall be accelerated and shall be due and payable upon the date of such Change of Control. The other terms and provisions of this agreement shall remain in full force unless otherwise agreed to by you and the Company.

        During the term of this agreement, you shall not (without the Company's prior written consent) become an officer of, director of, consultant to, serve in any other capacity with, or have any ownership interest in, any business, whether or not incorporated, which competes in any material respect with any business of the Company (or its subsidiaries, successors and assigns); provided, however, nothing herein shall preclude your ownership or acquisition of securities of any publicly traded company. Also, (without the Company's prior written consent) you will not disclose or make accessible to any other person or entity (other than as required by law) any confidential information of the Company and its subsidiaries.

        If the terms set forth above are acceptable, please evidence your agreement by signing and dating the attached copy of this letter and returning it to my attention.

                                   Sincerely,

                                                   KERR-McGEE CORPORATION


                                                   By: (Luke R. Corbett)
                                                        Luke R. Corbett



Accepted and agreed

(Frank A. McPherson)
 Frank A. McPherson

January 17, 1997
Date